Exhibit 10.22

INFORMATION SHARING AND COOPERATION AGREEMENT

This Information Sharing and Cooperation Agreement, dated as of             , 2013 (this “Agreement”), is by and between Compass Diversified Holdings, a Delaware statutory trust, on its behalf and on behalf of its wholly-owned subsidiary Compass Group Diversified Holdings LLC, a Delaware limited liability company (collectively, “CODI”), and Fox Factory Holding Corp., a Delaware corporation, on its behalf and on behalf of its wholly-owned subsidiary, Fox Factory, Inc., a California corporation, and its affiliates (collectively, “FOX”).

RECITALS

WHEREAS, CODI has acquired controlling interests in, and actively manages, a diversified group of leading middle-market businesses headquartered in North America;

WHEREAS, CODI files reports pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is listed on the New York Stock Exchange (the “NYSE”);

WHEREAS, CODI acquired a controlling interest in FOX on January 4, 2008;

WHEREAS, CODI and FOX currently contemplate that FOX will engage in an initial public offering (“IPO”) of primary and secondary shares of FOX’s common stock (“Shares”) pursuant to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”);

WHEREAS, in connection with the IPO, FOX will apply to list the Shares for trading on the NASDAQ Global Market (“NASDAQ”);

WHEREAS, CODI’s majority ownership of FOX after the IPO will require CODI to continue consolidating FOX’s financial statements with its own under U.S. generally accepted accounting principles (“GAAP”) and SEC reporting requirements; and

WHEREAS, the parties intend that this Agreement, including all Exhibits hereto, set forth the principal arrangements between CODI and FOX regarding the sharing of information and cooperation of the parties in connection with the preparation of each party’s financial statements and their respective reporting obligations under the Exchange Act, and their respective applicable listing requirements, from and after the consummation of the IPO (the “Effective Date”).

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

EXCHANGE OF INFORMATION; CONFIDENTIALITY

Section 1.01 Agreement for Exchange of Information; Archives.

(a) Each of CODI and FOX agrees to provide, or cause to be provided, to the other at any time after the Effective Date, as soon as reasonably practicable after reasonable written request therefor, access to any information in the possession or under the control of such respective party that can be retrieved without unreasonable disruption to its business, or other harm or consequence as described in (c) below, which the requesting party reasonably needs (i) to comply with reporting, disclosure, filing, record retention or other requirements imposed on the requesting party (including under applicable securities or tax laws) by a governmental authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, regulatory, litigation, environmental, tax or other similar requirements, in each case other than claims or allegations that one party to this Agreement has against the other party, or (iii) to comply with its obligations under this Agreement.

(b) Subject to Section 1.01(a), after the Effective Date, each of CODI and FOX agrees to provide, or cause to be provided, to the other, as soon as reasonably practicable after reasonable written request therefor, access during regular business hours (as in effect from time to time) to information that relates to the business and operations of such requesting party that is located in archives retained or maintained by the other party (or, if such information does not exclusively relate to a party’s business, to the portions of such information that so exclusively relates), subject to appropriate restrictions for proprietary, Privileged (as defined below) or confidential information and to the requirements of an applicable state and/or federal regulation, to the personnel, properties and information of such party, and only insofar as (i) such access is reasonably required by the other party for legitimate business reasons, (ii) such access is only for the duration required, and (iii) the information relates to such other party or the conduct of its business prior to the Effective Date. FOX or CODI, as applicable, may obtain copies (but not originals) at their own expense of such information for bona fide business purposes. Nothing herein shall be deemed to restrict the access of the providing party to any information or to impose any liability on the providing party if any such information is not maintained or preserved by such party.

(c) In the event any party reasonably determines that any such provision of information could be commercially detrimental, violate any law or contractual restriction, or result in the waiver of any Privilege, the parties shall take all commercially reasonable measures to permit the compliance with the provision of information obligations in a manner that avoids any such harm or consequence, which shall include, but not be limited to, compliance with Sections 1.06, 1.07 and 1.08 hereof. For purposes of this Agreement, the term “Privilege” shall mean information and advice that has been previously developed but is legally protected from disclosure under legal privileges, such as the attorney-client privilege, work product exemption or similar concept of legal protection.

Section 1.02 Ownership of Information. Any information owned by one party that is provided to a requesting party pursuant to the terms of this Agreement shall be deemed to remain the property of the providing party. Unless expressly set forth in this Agreement, nothing contained in this Agreement shall be construed as granting or conferring any right, title or interest (whether by license or otherwise) in, to or under any such information.

Section 1.03 Record Retention. To facilitate the possible exchange of information pursuant to this Article I and other provisions of this Agreement after the Effective Date, the parties agree to retain all information in their respective possession or control on the Effective Date in accordance with their respective retention policies, as such policies may be reasonably amended or revised after the Effective Date. Each party shall provide the other party with reasonable notice of any material amendment or revision to its retention policy after the Effective Date.

Section 1.04 Limitations of Liability. No party shall have any liability to any other party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate or the requested information is not provided, in the absence of willful misconduct by, or gross negligence of, the party requested to provide such information. No party shall have any liability to any other party if any information is destroyed in compliance with its respective retention policies, as such policies may be reasonably amended or revised after the Effective Date.

Section 1.05 Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article I are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention, rights to use, or confidential treatment of information set forth in any other agreement between the parties.

Section 1.06 Confidentiality.

(a) Subject to Section 1.07, each of CODI and FOX (each, a “Receiving Party”), agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold in strict confidence, with at least the same degree of care that applies to the confidential and proprietary information of CODI pursuant to policies in effect as of the Effective Date, all information with respect to the other party (each, a “Disclosing Party”) that is accessible to it, in its possession (including information in its possession prior to the Effective Date) or furnished by the Disclosing Party, or accessible to, in the possession of, or furnished to the Receiving Party pursuant to this Agreement or otherwise, except, in each case, to the extent that such information (i) is or becomes part of the public domain through no breach of this Agreement by the Receiving Party or its directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) was independently developed following the Effective Date by employees or agents of the Receiving Party or its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who have not accessed or otherwise received the applicable information; provided that such independent development can be demonstrated by competent, contemporaneous written records of the Receiving Party, (iii) becomes available to the Receiving Party following the Effective Date on a non-confidential basis from a third party who is not bound directly or indirectly by a duty of confidentiality to the Disclosing Party; or (iv) is provided by the Disclosing Party and appropriately disclosed by the Receiving Party in accordance with the terms of Article II.

(b) Each party acknowledges that it may have in their possession confidential or proprietary information of third parties that was received under confidentiality or non-disclosure agreements with such third party. Such party will hold in strict confidence the confidential and proprietary information of third parties to which they have access in accordance with the terms of any such agreements.

(c) Each party further acknowledges that United States securities laws prohibit any person who has material non-public information regarding the parties hereto from purchasing or selling securities of such party or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

(d) Notwithstanding anything herein to the contrary, following the Effective Date, CODI, its affiliates and Compass Group Management LLC, CODI’s manager, shall be permitted to (i) use the FOX trademark in their written materials when referencing FOX, (ii) provide confidential information regarding FOX (including but not limited to historical financial and other information) to persons who have a legitimate reason to know such information and who are under an obligation to keep such information confidential, and (iii) publish non-confidential information of FOX (including but not limited to historical financial and other information); provided, however, if CODI owns less than 20% of the outstanding shares of FOX and such non-confidential information is material and has not previously been published, then CODI shall obtain FOX’s prior written consent to such publication.

(e) Notwithstanding anything to the contrary in this Article I, a party hereto shall have no right to use any information of the Disclosing Party unless otherwise provided for in this Agreement or specifically provided for in any other agreement between the parties.

Section 1.07 Protective Arrangements. In the event that the Receiving Party either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable law (including the rules and regulations of the SEC or any national securities exchange) or receives any request or demand from any governmental authority to disclose or provide information of the Disclosing Party that is subject to the confidentiality provisions hereof, such party shall notify the other party prior to disclosing or providing such information and shall cooperate at the expense of such other party in seeking any reasonable protective arrangements (including by seeking confidential treatment of such information) requested by such other party. Subject to the foregoing, the party that received such a request or determined that it is required to disclose information may thereafter disclose or provide information to the extent required by such law (as so advised by counsel) or requested or required by such governmental authority; provided, however, that such party provides the other party, to the extent legally permissible, upon request with a copy of the information so disclosed.

Section 1.08 Preservation of Legal Privileges.

(a) CODI and FOX recognize that they possess and will possess Privileged information. Each party recognizes that they shall be jointly entitled to the Privilege with respect to such Privileged information and that each shall be entitled to maintain, preserve and assert for its own benefit all such information and advice, but both parties shall ensure that such information is maintained so as to protect the Privileges with respect to the other party’s interest. To that end, neither party will knowingly waive or compromise any Privilege associated with such information and advice without the prior written consent of the other party, which shall not be unreasonably withheld. In the event that Privileged information is required to be disclosed to any arbitrator or mediator in connection with a dispute between the parties, such disclosure shall not be deemed a waiver of Privilege with respect to such information, and any party receiving it in connection with a proceeding shall be informed of its nature and shall be required to safeguard and protect it.

(b) Upon receipt by either party of any subpoena, discovery or other request that may call for the production or disclosure of information that is the subject of a Privilege, or if a party obtains knowledge that any current or former employee of a party has received any subpoena, discovery or other request that may call for the production or disclosure of such information, such party shall provide the other party a reasonable opportunity to review the information and to assert any rights it may have under this Section 1.08 or otherwise to prevent the production or disclosure of such information. Absent receipt of written consent from the other party to the production or disclosure of information that may be covered by a Privilege, each party agrees that it will not produce or disclose any information that may be covered by a Privilege unless a court of competent jurisdiction has entered a final, nonappealable order finding that the information is not entitled to protection under any applicable Privilege.

(c) CODI’s transfer of information to FOX, CODI’s agreement to permit FOX to obtain information existing prior to the Effective Date, FOX’s transfer of information to CODI and FOX’s agreement to permit CODI to obtain information existing prior to the Effective Date are made in reliance on CODI’s and FOX’s respective agreements, as set forth in Section 1.06, Section 1.07 and this Section 1.08, to maintain the confidentiality of such information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by CODI or FOX, as the case may be. The access to information being granted pursuant to Section 1.01 hereof and the disclosure to CODI and FOX of Privileged information pursuant to this Agreement shall not be asserted by CODI or FOX to constitute, or otherwise deemed, a waiver of any Privilege that has been or may be asserted under this Section 1.08 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to CODI and FOX in, or the obligations imposed upon the parties by, this Section 1.08.

ARTICLE II

FINANCIAL COVENANTS

Section 2.01 Disclosure and Financial Controls. The parties agree that, from and after the Effective Date and for so long as CODI is required by GAAP and SEC reporting requirements to consolidate the results of operations and financial position of FOX, that they will comply with the requirements set forth in this Section 2.01. Thereafter the parties agree that, from and after the period commencing when CODI no longer has to consolidate the results of operations and financial position of FOX and during the period that CODI is still required to account for its investment in FOX under the equity method of accounting (determined in accordance with GAAP and consistent with SEC reporting requirements) the parties will comply with Sections 2.01(c), 2.01(e) and 2.01(f) below.

(a) Disclosure of Financial Controls. FOX will: (i) maintain disclosure controls and procedures and internal control over financial reporting as defined in Exchange Act Rule 13a-15; (ii) upon request by CODI, cause each of its principal executive and principal financial officers to sign and deliver certifications to FOX’s periodic reports and will include the certifications in FOX’s periodic reports, as and when required pursuant to Exchange Act Rule 13a-14 and Item 601 of Regulation S-K; (iii) upon request by CODI, cause its management to evaluate FOX’s disclosure controls and procedures and internal control over financial reporting (including any change in internal control over financial reporting) as and when required pursuant to Exchange Act Rule 13a-15; (iv) disclose in its periodic reports filed with the SEC information concerning FOX management’s responsibilities for and evaluation of FOX’s disclosure controls and procedures and internal control over financial reporting (including, without limitation, the annual management report and attestation report of FOX’s independent auditors relating to internal control over financial reporting) as and when required under Items 307 and 308 of Regulation S-K and other applicable SEC rules; and (v) without limiting the general application of the foregoing, maintain internal systems and procedures that will provide reasonable assurance that its financial statements are reliable and timely prepared in accordance with GAAP and applicable law.

(b) Fiscal Year. Neither party hereto will change its fiscal year without the prior written consent of the other party.

(c) Monthly Financial Information. FOX will deliver to CODI, in a timely manner consistent with the practice of the parties prior to the Effective Date, a trial balance sheet (so long as requested by CODI), an income statement and balance sheet, and supplemental data related to cash flows and other necessary disclosures, in substantially the form attached hereto as Exhibit A, for each month. FOX will inform CODI as soon as reasonably possible of any material adjustments or changes to the foregoing that come to its attention.

(d) Quarterly Financial Information. FOX will deliver to CODI, in a timely manner consistent with the practice of the parties prior to the Effective Date, an income statement and balance sheet, and supplemental data related to cash flows and other necessary disclosures, in substantially the form attached hereto as Exhibit B, for each quarter. FOX will inform CODI as soon as reasonably possible of any material adjustments or changes to the foregoing that come to its attention.

(e) Quarterly Financial Statements. On a quarterly basis, FOX will deliver to CODI drafts of (i) the consolidated financial statements of FOX (and notes thereto) for the quarterly periods and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of FOX the consolidated figures (and notes thereto) for the corresponding quarter and periods of the previous fiscal year prepared in accordance with Article 10 of Regulation S-X and GAAP and (ii) a discussion and analysis by management of FOX’s financial condition and results of operations for such fiscal period, including, without limitation, an explanation of any material period-to-period change and any off-balance sheet transactions, prepared in accordance with Item 303(b) of Regulation S-K. The information set forth in (i) and (ii) above is referred to in this Agreement as the “FOX Quarterly Financial Statements.” As soon as reasonably possible with sufficient time for CODI to incorporate such information into its own financial statements and related disclosures, FOX will deliver to CODI the final form of FOX Quarterly Financial Statements and certifications thereof by the principal executive and financial officers of FOX in substantially the forms required under the SEC rules for periodic reports; provided, however, that FOX may continue to revise such Quarterly Financial Statements prior to its filing thereof in order to make corrections, updates and changes, which corrections, updates and changes, if substantive, will be delivered by FOX to CODI as soon as reasonably possible. At CODI’s request, FOX’s representatives will consult and discuss with CODI’s representatives any such corrections, updates and changes. The foregoing requirement will not apply to the first quarterly reporting period of FOX after the IPO if FOX is not required to file its Form 10-Q for such period within forty-five (45) days of the end of such quarter.

(f) Annual Financial Statements. On an annual basis, FOX will deliver to CODI drafts of (i) the consolidated financial statements of FOX (and notes thereto) for such year, setting forth in each case in comparative form the consolidated figures (and notes thereto) for the previous fiscal years, prepared in accordance with Article 10 of Regulation S-X and GAAP and (ii) a discussion and analysis by management of FOX’s financial condition and results of operations for such year, including, without limitation, an explanation of any material period-to-period changes and any off-balance sheet transactions, prepared in accordance with Item 303(a) and 305 of Regulation S-K. The information set forth in (i) and (ii) above is referred to in this Agreement as the “FOX Annual Financial Statements.” As soon as reasonably possible and with sufficient time f or CODI to incorporate such information into its own audited annual financial statements filed with the SEC (the “CODI Annual Statements”), FOX will deliver to CODI the final form of the FOX Annual Financial Statements, certifications thereof by the principal executive and financial officers of FOX in substantially the forms required under the SEC rules for periodic reports and an opinion on the FOX Annual Financial Statements by FOX’s independent certified public accountants; provided, however, that FOX may, if necessary, continue to revise such FOX Annual Financial Statements prior to the filing thereof in order to make corrections, updates and changes, which corrections, updates and changes, if substantive, will be delivered by FOX to CODI as soon as reasonably possible. At CODI’s request, FOX’s representatives will consult and discuss with CODI’s representatives any such corrections, updates and changes.

(g) Conformance of Financial Statements. Subject to the other terms in this Agreement, neither party hereto shall make or adopt any significant changes to their respective accounting estimates or accounting policies and principles from those in effect on the Effective Date to the extent that such changes would materially and adversely impact the other party or the other party’s obligations hereunder. Notwithstanding the previous sentence, nothing in this Agreement shall prevent either party from making those changes to their respective accounting estimates or accounting policies and principles if such changes are required by GAAP or which the audit committee of such party determines are necessary or appropriate for the proper presentation of such party’s financial statements. In addition, prior to one party making changes to its accounting estimates or accounting policies and principles, such party shall first consult with the other party and, if requested by the other party, such party’s independent certified public accountants. The parties shall give each other as much prior notice as reasonably possible of any such changes and will consult with each other and their independent certified public accountants prior to making or adopting such changes.

(h) Company Reports Generally. FOX will deliver to CODI: (i) substantially final drafts, as soon as reasonably possible, of (A) all reports on Forms 8-K, 10-K and 10-Q, Annual Reports to Stockholders and proxy statements, and (B) all Registration Statements and Prospectuses to be filed by FOX with the SEC or any securities exchange pursuant to the NASDAQ Listing Rules (collectively, the documents identified in clauses (A) and (B) are referred to in this Agreement as “FOX Public Documents”), and (ii) as soon as reasonably possible prior to the earliest of the dates the same are printed, sent or filed, current drafts of all such FOX Public Documents; provided, however, that FOX may continue to revise such FOX Public Documents prior to the filing thereof in order to make corrections, updates and changes, which will be delivered by FOX to CODI as soon as reasonably possible. At CODI’s request, FOX’s representatives will consult and discuss with CODI’s representatives any such corrections, updates and changes.

(i) Budgets and Financial Projections. Consistent with practices prior to the Effective Date, FOX will, as soon as such budgets and financial projections are prepared and approved by the FOX board of directors, deliver to CODI copies of all annual budgets and financial projections relating to FOX on a consolidated basis and will provide CODI an opportunity to meet with management of FOX to discuss such budgets and projections.

(j) Press Releases and Similar Information. FOX and CODI will consult with each other as to the timing of their annual and quarterly earnings releases and any interim financial guidance for a current or future period and, to the extent reasonably possible, will give each other the opportunity to review and comment on the information therein relating to the other. If the parties are unable to agree as to such timing, then CODI and FOX shall each make reasonable efforts to issue their respective annual and quarterly earnings releases at approximately the same time on the same date, which will include for these purposes during the same period of time beginning after the close of market on one day and ending just prior to the opening of market on the next day. CODI and FOX agree to consult with each other as to the timing of their respective earnings release conference calls. In addition, each party hereto agrees, a reasonable period of time prior to the time and date that it intends to publish its regular annual or quarterly earnings release or issue any financial guidance for a current or future period, that such party will deliver to the other party copies of substantially final drafts of all related press releases and other statements to be made available by that party to the public concerning any matters that could be reasonably related to, or otherwise likely to have a material financial impact on the earnings, results of operations, financial condition or prospects of FOX. In addition, prior to the issuance of any such press release or public statement, the issuing party will, to the extent reasonably practicable, consult with the other party regarding any changes (other than typographical or other minor changes) to such substantially final drafts.

(k) Cooperation on CODI Filings. FOX agrees to provide to CODI, and to instruct the FOX Auditors (as defined below) to provide to CODI, all material information with respect to FOX that CODI reasonably requires in connection with the preparation by CODI of its Quarterly Reports on Form 10-Q, Annual Reports to Shareholders, Annual Reports on Form 10-K,

any Current Reports on Form 8-K and Registration Statements, or other filings made by CODI with the SEC, any national securities exchange or otherwise made publicly available with respect to the disclosures pertaining to FOX (collectively, the “CODI Public Filings”). The parties agree to reasonably cooperate with each other with respect to the requesting and furnishing of such required information in order to enable CODI to file all CODI Public Filings within the deadlines as required by applicable law. FOX will cause the FOX Auditors (as defined below) to consent to any reference to them as experts in any CODI Public Filings required under any law, rule or regulation. CODI agrees a reasonable period of time prior to the time and date that it intends to file such CODI Public Filings that it will provide to FOX substantially final drafts of the portions of any CODI Public Filings that disclose or otherwise reasonably relate to FOX or its earnings, results of operations, financial condition or prospects prior to the filing of such CODI Public Filings. Prior to the filing any such CODI Public Filing, CODI will, to the extent reasonably practicable, consult with FOX regarding any changes (other than typographical or other minor changes) to such substantially final drafts.

(l) Other Information. FOX will promptly deliver to CODI such additional financial and other information and data with respect to FOX and FOX’s business, properties, financial position, results of operations and prospects as may be reasonably requested by CODI from time to time. In addition, FOX will (i) during the period that CODI is still required to account for its investment in FOX under the equity method of accounting (determined in accordance with GAAP and consistent with SEC reporting requirements), cause its appropriate personnel (as determined by CODI and FOX) to continue participating in CODI’s quarterly disclosure committee conferences as directed by CODI, and (ii) by January 31 of each calendar year, provide CODI with the characterization of all dividends paid for the prior calendar year.

Section 2.02 Auditors and Audits; Annual Statements and Accounting. The parties agree that, from and after the Effective Date and for so long as CODI is required by GAAP and SEC reporting requirements to consolidate the results of operations and financial position of FOX, that they will comply with the requirements set forth in this Section 2.02. Thereafter the parties agree that, commencing from and after the period when CODI no longer has to consolidate the results of operations and financial position of FOX and during which CODI is required to account for its investment in FOX under the equity method of accounting (determined in accordance with GAAP and consistent with SEC reporting requirements) that the parties will comply with Sections 2.02(d) and 2.02(e) of this Article II.

(a) Selection of FOX Auditors. FOX will use commercially reasonable efforts to select the same registered public accounting firm as CODI to serve as FOX’s independent registered public accounting firm (the “FOX Auditors”); provided, however, that the FOX Auditors may be different from CODI’s auditors if (i) CODI consents, which consent shall not be unreasonably withheld, or (ii) it is necessary to comply with applicable laws and listing requirements regarding auditor independence and qualifications. Further, nothing in this Agreement shall be construed so as to unlawfully limit any responsibility or authority of the audit committee of FOX’s board of directors, pursuant to Rule 10A-3(b)(2) under the Exchange Act or any listing requirement applicable to FOX or other rule or legal requirement applicable to FOX and its audit committee, to appoint, compensate, retain and oversee the work of the independent registered public accounting firm FOX engages. Notwithstanding the foregoing, nothing in this Agreement shall be construed as requiring FOX to change the FOX Auditors in the middle of a fiscal year if the audit committee of FOX’s board of directors determines that such change would cause FOX unreasonable expense or delay with respect to the preparation and review of the FOX Quarterly Financial Statements or the preparation and audit of the FOX Annual Statements. Each of the parties hereto shall provide the other party with as much prior written notice as reasonably practical of any change in their respective independent registered public accounting firm.

(b) Audit Timing. Beginning with fiscal year 2013, FOX will enable the FOX Auditors to complete their audit of the FOX Annual Statements such that they will date their opinion on the FOX Annual Statements on or before the same date that CODI’s independent registered public accountants (the “CODI Auditors”) date their opinion on the CODI Annual Statements, all in accordance with Section 2.01(f) hereof and as required by applicable law.

(c) Quarterly Review. FOX shall enable the FOX Auditors to complete their quarterly review procedures on the FOX Quarterly Financial Statements so that the CODI Auditors have sufficient time complete their quarterly review procedures on CODI’s quarterly financial statements.

(d) Access to the FOX Auditors. FOX will authorize the FOX Auditors to make reasonably available to the CODI Auditors both the personnel who performed, or are performing, the annual audit and quarterly reviews of FOX and work papers related to the annual audit and quarterly reviews of FOX, in all cases within a reasonable time prior to the FOX Auditors’ opinion date, so that the CODI Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the FOX Auditors as it relates to the CODI Auditors’ report on CODI’s statements.

(e) Access to Records. If CODI determines in good faith that there may be some material inaccuracy in FOX’s financial statements or deficiency or inadequacy in FOX’s internal accounting controls or operations that could materially impact CODI’s financial statements, CODI must promptly notify FOX of such determination and the basis for such determination, and at CODI’s request, FOX will provide CODI’s internal auditors with reasonable access to FOX’s books and records so that CODI may conduct reasonable audits relating to the financial statements provided by FOX under this Agreement, as well as to the internal accounting controls and operations of FOX.

(f) Special Reports of Deficiencies, Violations or Events Requiring the Filing of a Current Report on Form 8-K. To the extent material to CODI, FOX will report in reasonable detail to CODI the following events or circumstances promptly after any executive officer of FOX or the audit committee of the board of directors of FOX becomes aware of such matter: (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect FOX’s ability to record, process, summarize and report financial information; (B) any fraud that involves management or other employees who have a significant role in FOX’s internal control over financial reporting; (C) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act; (D) any report of a material violation of law that an attorney representing FOX has formally made to any officers or directors of FOX pursuant to the SEC’s attorney conduct rules (17 C.F.R. Part 205); and (E) until CODI’s ownership interest in FOX is less than 20% of the Shares, any event or circumstance that requires the filing of a Current Report on Form 8-K (which shall include all reports reportable pursuant to Item 8.01 of Form 8-K).

ARTICLE III

DISPUTE RESOLUTION

Section 3.01 Limitation on Monetary Damages; Equitable Remedies. FOX and CODI hereby agree that neither party shall have any liability for monetary damages for any breach of this Agreement so long as such party used commercially reasonable efforts to comply with the obligation such party breached and continues thereafter to use commercially reasonable efforts to remedy such breach. In addition to other remedies provided by applicable law, FOX and CODI may each enforce the provisions of this Agreement through such legal or equitable remedies as a court of competent jurisdiction shall allow without the necessity of proving actual damages or bad faith, and the party subject to a claim under this Agreement hereby waives any claim or defense that such party has an adequate remedy at law, and waives any requirement for the securing or posting of any bond in connection with such equitable remedy.

Section 3.02 Disputes. The procedures for discussion, negotiation and mediation set forth in this Article III shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with, this Agreement or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby on the Effective Date). FOX hereby agrees that its lead independent director or other member of the board of directors or senior management that is not affiliated with CODI shall lead all discussions, negotiations and mediations that occur pursuant to this Article III.

Section 3.03 Escalation; Mediation.

(a) It is the intent of the parties to use their respective commercially reasonable efforts to resolve expeditiously any dispute, controversy or claim between or among them with respect to the matters covered by this Agreement. In furtherance of the foregoing, any party involved in a dispute, controversy or claim with respect to such matters may deliver a notice (an “Escalation Notice”) demanding an in person meeting involving representatives of the parties at a senior level of management of the parties (or if the parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the general counsel, or like officer or official, of each party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the parties may be established by the parties from time to time; provided, however, that the parties shall use their commercially reasonable efforts to meet within 30 days of the Escalation Notice.

(b) If the parties are not able to resolve the dispute, controversy or claim through the escalation process referred to above, then the matter shall be referred to mediation. The parties shall retain a mediator to aid the parties in their discussions and negotiations by informally providing advice to the parties. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed by the mediator be admissible in any other proceeding. The mediator may be chosen from a list of mediators previously selected by the parties or by other agreement of the parties. Costs of the mediation shall be borne equally by the parties involved in the matter, except that each party shall be responsible for its own expenses. Mediation shall be a prerequisite to the commencement of any action by either party.

Section 3.04 Court Actions.

(a) In the event that any party, after complying with the provisions set forth in Section 3.03 above, desires to commence an action, such party, subject to Section 6.15, may submit the dispute, controversy or claim (or such series of related disputes, controversies or claims) to any court of competent jurisdiction as set forth in Section 6.15.

(b) Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Article III, except to the extent such commitments are the subject of such dispute, controversy or claim.

ARTICLE IV

FURTHER ASSURANCES

Section 4.01 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will cooperate with each other and shall use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement.

(b) Without limiting the foregoing, prior to, on and after the Effective Date, each party hereto shall cooperate with the other party, and without any further consideration, but at the expense of the requesting party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any governmental authority or any other person or entity under any permit, license, agreement, indenture, order, decree, financial assurance (including letter of credit) or other instrument, and to take all such other actions as such party may reasonably be requested to take by such other party hereto from time to time, consistent with the terms of this Agreement.

(c) Nothing in this Agreement shall be construed to restrict or limit any right, responsibility or authority of either of parties hereto or their respective, independent registered public accountants, audit committee or board of directors in violation of any law, legal requirement or listing standard applicable to such party, whether existing today or hereafter. In the event either party hereto reasonably determines that any provision in this Agreement does or will so limit any right, responsibility or authority of such party or such party’s independent registered public accountants, audit committee or board of directors, then the parties hereto agree to attempt to negotiate in good faith any changes necessary or advisable to this Agreement to avoid or prevent such violation.

ARTICLE V

TERMINATION

Section 5.01 Termination.

(a) This Agreement may be terminated at any time after Effective Date by mutual consent of CODI and FOX.

(b) Except as otherwise expressly set forth herein, this Agreement will automatically terminate at such time as CODI is no longer required to account for its investment in FOX under the equity method of accounting (determined in accordance with GAAP and consistent with SEC reporting requirements); provided that certain of obligations of the parties contained in Article II shall terminate when CODI is no longer required to consolidate the results of operations and financial position of FOX as provided for in Section 2.01 and Section 2.02.

Section 5.02 Effect of Termination. Except as otherwise set forth herein, in the event of any termination of this Agreement, no party to this Agreement (or any of its directors, officers, members or managers) shall have any liability or further obligation to any other party.

ARTICLE VI

MISCELLANEOUS

Section 6.01 Counterparts; Entire Agreement; Conflicting Agreements.

(a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic transmission shall be deemed to be, and shall have the same effect as, executed by an original signature.

(b) This Agreement and the Exhibits hereto contain the entire agreement of the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties with respect to such subject matter other than those set forth or referred to herein or therein.

(c) In the event of any inconsistency between this Agreement and any Exhibit hereto, the Exhibit shall prevail. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any other agreement between the parties, the other agreement shall control with respect to the subject matter thereof, and this Agreement shall control with respect to all other matters.

Section 6.02 No Construction Against Drafter. The parties acknowledge that this Agreement and all the terms and conditions herein have been fully reviewed and negotiated by the parties and their respective attorneys. Having acknowledged the foregoing, the parties agree that any principle of construction or rule of law that provides that, in the event of any inconsistency or ambiguity, an agreement shall be construed against the drafter of the agreement shall have no application to the terms and conditions of this Agreement.

Section 6.03 Governing law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof that would result in the application of any law other than the laws of the State of Delaware.

Section 6.04 Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other party or parties hereto.

Section 6.05 Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to CODI, to:

Compass Diversified Holdings

Sixty One Wilton Road

Westport, Connecticut 06880

Attention: Chief Financial Officer

If to FOX to:

Fox Factory Holding Corp.

915 Disc Drive

Scotts Valley, CA 95066

Attn: Chief Financial Officer

Any party may, by notice to the other party, change the address to which such notices are to be given.

Section 6.06 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or the application of such provision to persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

Section 6.07 Force Majeure. No party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions or labor problems. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

Section 6.08 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.09 Survival. Sections 1.02, 1.04, 1.06, 1.07, 1.08, Article III and Article VI of this Agreement shall remain in full force and effect following the termination of this Agreement.

Section 6.10 Waivers of Default. Waiver by any party of any default by the other party of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

Section 6.11 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

Section 6.12 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by an authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 6.13 Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits hereto) and not to any particular provision of this Agreement. Article, Section and Exhibit references are to the Articles and Sections to this Agreement unless otherwise specified. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified.

Section 6.14 Waiver of Jury Trial. SUBJECT TO ARTICLE III AND SECTIONS 6.10 AND 6.14 HEREIN, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY

ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.13.

Section 6.15 Submission to Jurisdiction; Waivers. With respect to any action relating to or arising out of this Agreement, subject to the provisions of Article III, each party to this Agreement irrevocably (a) consents and submits to the exclusive jurisdiction of the courts of the State of Delaware and any court of the United States located in Delaware; (b) waives any objection which such party may have at any time to the laying of venue of any action brought in any such court, waives any claim that such action has been brought in an inconvenient forum and further waives the right to object, with respect to such action, that such court does not have jurisdiction over such party; and (c) consents to the service of process at the address set forth for notices in Section 6.05 herein; provided, however, that such manner of service of process shall not preclude the service of process in any other manner permitted under applicable law.

Section 6.16 No Third-Party Beneficiaries. This Agreement is not intended, nor shall it be deemed, to confer any rights or remedies on any person other than the parties hereto and their respective successors and assigns. This Agreement does not create any third-party beneficiary hereto and FOX and CODI are the only persons entitled to commence any action, proceeding or claim under this Agreement.

Section 6.17 Expenses. Each party is responsible for its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

[Signature page immediately follows.]

IN WITNESS WHEREOF, the parties have caused this Information Sharing and Cooperation Agreement to be executed by their duly authorized representatives as of the date first set forth above.

COMPASS DIVERSIFIED HOLDINGS

By:

Name:

Title:

FOX FACTORY HOLDING CORP.

By:

Name:

Title:

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